Exhibit 5.2

March 18, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the “Corporation”)
Registration Statement on Form F-10, dated March 18, 2009

We are a firm of independent geological and mining engineering consultants and we have prepared a technical report on the Lac des Iles Project (the “Technical Report”) dated March 9, 2009 for the Corporation.

We refer to the Corporation’s Registration Statement on Form F-10, dated March 18, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the “Registration Statement”). We hereby give our consent to the use of our name, references to and excerpts from the Technical Report which have been incorporated into the Registration Statement and documents incorporated by reference therein.

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein, or documents incorporated therein by reference, derived from the Technical Report or that are within our knowledge as a result of the services performed by us in connection with the preparation of the Technical Report.

Yours truly,

(signed) Graham G. Clow
Graham G. Clow, P.Eng.
Managing Director
Scott Wilson Roscoe Postle Associates Inc.